Exhibit 5.6

501 East Kennedy Blvd., Suite 1700 Tampa, Florida 33602 T 813 228 7411 F 813 229 8313 www.bipc.com

September 17, 2014

CHS/Community Health Systems, Inc.

4000 Meridian Boulevard

Franklin, Tennessee 37067

Re:	Filing of the Registration Statement (as defined below) relating to the offer and exchange of the Exchange Notes (as defined below) and related guarantees issued pursuant to the Indentures (as defined below) and in accordance with the Registration Rights Agreements (as defined below)

Ladies and Gentlemen:

We have acted as special limited counsel in the State of Florida to CHS/Community Health Systems, Inc. (the “Company”) and the Florida Guarantors (as defined below), each organized and existing under the laws of the State of Florida, in connection with the filing by the Company with the Securities and Exchange Commission (the “Commission”) of a Registration Statement on Form S-4 (the “Registration Statement”), which relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and exchange of up to $1,000,000,000 aggregate principal amount of the Company’s 5.125% senior secured notes due 2021 (the “Secured Exchange Notes”) that are to be general senior secured obligations of the Company and unconditionally guaranteed on a senior secured basis by Community Health Systems, Inc. (“Holdings”) and certain of the Company’s current and future domestic subsidiaries, including the Florida entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Florida Guarantors”), and $3,000,000,000 aggregate principal amount of the Company’s 6.875% senior unsecured notes due 2022 (the “Unsecured Exchange Notes,” and, together with the Secured Exchange Notes, the “Exchange Notes”) that are to be guaranteed on a senior unsecured basis by Holdings and certain of the Company’s current and future domestic subsidiaries, including the Florida Guarantors. The Secured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among FWCT-2 Escrow Corporation (“Escrow Corp”), the guarantors party thereto, Regions Bank, as trustee (the “Trustee”) and Credit Suisse AG, as collateral agent (the “Collateral Agent”), as supplemented by the Assumption Supplemental Indenture, dated as of January 27, 2014, by and among the

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September 17, 2014

Company, Holdings, the guarantors party thereto, the Trustee and the Collateral Agent, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto, the Trustee and the Collateral Agent (collectively, the “Secured Notes Indenture”). The Unsecured Exchange Notes are to be issued pursuant to an indenture, dated as of January 27, 2014, by and among Escrow Corp, the guarantors party thereto and the Trustee, as supplemented by the Assumption Supplement Indenture, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, and the Trustee, and as supplemented further by the Second Supplemental Indenture, dated as of June 30, 2014, by and among the Company, the guarantors party thereto and the Trustee (collectively, the “Unsecured Notes Indenture,” and, together with the Secured Notes Indenture, the “Indentures”).

The Secured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 5.125% senior secured notes due 2021 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch, Pierce, Fenner & Smith Incorporated (“Merrill Lynch”) and Credit Suisse Securities (USA) LLC (“Credit Suisse”), each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Secured Notes Registration Rights Agreement”). The Unsecured Exchange Notes are to be issued in an exchange offer for a like aggregate original principal amount of currently outstanding 6.875% senior notes due 2022 in accordance with the terms of a Registration Rights Agreement, dated as of January 27, 2014, by and among Escrow Corp and Merrill Lynch and Credit Suisse, each as representative of the parties named therein as the Initial Purchasers, and the related Registration Rights Joinder, dated as of January 27, 2014, by and among the Company, Holdings, the guarantors party thereto, Merrill Lynch and Credit Suisse (collectively, the “Unsecured Notes Registration Rights Agreement,” and, together with the Secured Notes Registration Rights Agreement, the “Registration Rights Agreements”).

In connection with our representation, we have made such legal and factual examinations and inquiries as are pertinent or necessary for the purpose of rendering the opinions herein expressed. We have examined and are familiar with the original or copies, certified or otherwise, identified to our satisfaction, of such documents, records and other instruments as are necessary for the furnishing of this letter.

In rendering our opinions herein, we have relied with respect to factual matters, upon the Officers’ Certificate (defined below), and certificates of public officials referred to below. In addition thereto, we have reviewed and relied upon such records, documents, certificates and other instruments, originals or copies, certified or otherwise, as in our judgment are necessary or appropriate to form the basis for rendering our opinions, including, without limitation, the following:

(i) the articles of organization and operating agreement of each Florida Guarantor which is a limited liability company, and the certificate of limited partnership and partnership agreement of each Florida Guarantor which is a Florida limited partnership;

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September 17, 2014

(ii) the certificate with respect to various factual matters signed by an officer of each of the Florida Guarantors and dated the date of this opinion (the “Officers’ Certificate”);

(iii)	Certificate of Status of each Florida Guarantor dated September 11, 2014 (collectively, the “Certificates of Status,” and individually with respect to a Florida Guarantor, the “Certificate of Status”);

(iv)	Minutes of the Special Meeting of the Board of Directors of each Florida Guarantor, held on January 27, 2014, and Action by Written Consent of the General Partner of the Florida Guarantor that is a Florida limited partnership, dated August 25, 2014, (collectively the “Resolutions”);

(v)	the Secured Notes Registration Rights Agreement;

(vi)	the Unsecured Notes Registration Rights Agreement;

(vii)	the Secured Notes Indenture;

(viii)	the Unsecured Notes Indenture;

(ix)	the forms of Exchange Notes;

(x)	the Registration Statement; and

(xi)	the prospectus contained within the Registration Statement (the “Prospectus”).

The documents described in Paragraphs (i) through (iii) above are sometimes collectively hereinafter referred to as the “Organizational Documents.” The documents described in Paragraphs (iv) and (xi) above are collectively hereinafter referred to as the “Transaction Documents”. The Organizational Documents and the Transaction Documents shall collectively be referred to as the “Opinion Documents.”

We have also reviewed such other documents, instruments and certificates as we have deemed relevant or necessary to form the basis for the opinions set forth in this opinion letter.

For the purposes of this opinion, we have assumed, without independent verification or investigation, (i) the genuineness of all signatures of, and the authority of, persons signing the Opinion Documents, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity to authentic original documents of all documents submitted to us as certified, conformed or copies and (iv) the due authorization, execution and delivery of the Transaction Documents by the parties thereto other than the Florida Guarantors.

Subject to the assumptions, exceptions and limitations hereinabove and hereinafter stated, it is our opinion that:

1. Based on the Certificates of Status, each of the Florida Guarantors (other than Hospital Management Services of Florida, LP) is a validly existing limited liability company organized under the laws of the State of Florida and the limited liability company status of each Florida Grantor is active.

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September 17, 2014

2. Based on the Certificate of Status of Hospital Management Services of Florida, LP, Hospital Management Services of Florida, LP, is a validly existing limited partnership organized under the laws of the State of Florida and its limited partnership status is active.

3. Each Florida Guarantor has the requisite limited liability company or limited partnership power, as the case may be, to execute, deliver and perform its obligations under the Indentures, including its guarantee of the Exchange Notes.

4. Based on the Resolutions, the execution and delivery by each Florida Guarantor of the Indentures and the performance of its obligations thereunder, including guaranteeing the Exchange Notes in accordance with the provisions of the Indentures, have been duly authorized by each Florida Guarantor.

No opinion is given or expressed, nor should any opinion be inferred or implied, as to the truthfulness, completeness or accuracy of any representation, warranty, certification or statement by any of the parties to the Opinion Documents or any document or item referred to or described in the Opinion Documents.

This opinion letter is limited to the matters expressly stated herein. No opinions are to be inferred or implied beyond the opinions expressly so stated.

No opinion is expressed herein with respect to any provision of the Transaction Documents that: (a) purports to excuse a party from liability for the party’s own acts; (b) purports to make void any act done in contravention thereof; (c) purports to authorize a party to act in the party’s sole discretion or purports to provide that determination by a party is conclusive; (d) requires waivers or amendments to be made only in writing; (e) purports to effect waivers of: (i) constitutional, statutory or equitable rights, (ii) the effect of applicable laws, (iii) any statute of limitations, (iv) broadly or vaguely stated rights, (v) unknown future defenses, or (vi) rights to damages; (f) imposes or permits: (i) liquidated damages, (ii) the appointment of a receiver, (iii) penalties, (iv) indemnification for gross negligence, willful misconduct or other wrongdoing, (v) confessions of judgment, or (vi) rights of self-help or forfeiture; (g) purports to limit or alter laws requiring mitigation of damages; (h) concerns choice of forum, consent or submission to the personal or subject matter jurisdiction of courts, venue of actions, means of service of process, waivers of rights to jury trials, and agreements regarding arbitration; (i) purports to reconstitute the terms thereof as necessary to avoid a claim or defense of usury; (j) purports to require a party thereto to pay or reimburse attorneys’ fees incurred by another party, or to indemnify another party therefor, which provisions may be limited by applicable statutes and decisions relating to the collection and award of attorneys’ fees; (k) relates to the evidentiary standards or other standards by which the Opinion Documents are to be construed, including, but not limited to, provisions that attempt to change or waive rules of evidence or fix the method or quantum of proof to be applied in litigation or similar proceedings; (l) prohibits or unreasonably restricts: (i) competition, (ii) the solicitation or acceptance of customers, business relationships or employees, (iii) the use or disclosure of information, or (iv) activities in restraint of trade; (m)

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enumerates that remedies are not exclusive or that a party has the right to pursue multiple remedies without regard to other remedies elected or that all remedies are cumulative; (n) constitutes severability provisions; (o) permits the exercise, under certain circumstances, of rights without notice or without providing opportunity to cure failures to perform; (p) purports to create rights to setoff otherwise than in accordance with applicable law; (q) contains a blanket prohibition on assignments or a specific prohibition on assignment of payments due or to come due; or (r) purports to entitle any party to specific performance of any provision thereof.

Our opinions are further subject to the following qualifications and limitations: (i) provisions in the Transaction Documents which provide that any obligations of any Florida Guarantor thereunder will not be affected by the action or failure to act on the part of any other party thereto or by an amendment or waiver of the provisions contained in the other Transaction Documents might not be enforceable under circumstances in which such action, failure to act, amendment or waiver so materially changes the essential terms of the obligations that, in effect, a new contract has arisen between the parties; (ii) our opinions do not relate to any documents or instruments other than the Opinion Documents, and we express no opinion as to such other documents or instruments (including, without limitation, any documents or instruments referenced or incorporated in any of the Transaction Documents) or as to the interplay between the Opinion Documents and any such other documents and instruments; and (iii) we express no opinion as to any security interest created or purported to be created under the Transaction Documents.

Where our opinion herein with respect to the existence or absence of facts is indicated to be based on or to our knowledge, it is intended to signify that during the course of our representation as special counsel to the Florida Guarantors, no information has come to our attention which would give us actual knowledge of the existence or absence of such facts. When a matter is stated herein to be “to our knowledge” it means the actual current recollections of those persons in our firm who have given substantive attention to the transactions contemplated in the Transaction Documents and does not include constructive knowledge of matters or information. Such phrase does not imply that we have undertaken any independent investigation within our firm, with the Florida Grantors or with any third party to determine the existence or absence of any facts or circumstances, and no inference should be drawn merely from our past or current representation of the Florida Guarantors.

This firm takes no responsibility for updating our opinion to take into account any event, action, interpretation, change of law or similar item after the date hereof.

We are licensed to practice law in the State of Florida, and we have not examined the laws of any other jurisdiction in connection with this opinion letter. Accordingly, the foregoing opinions apply only with respect to the present laws of the State of Florida, and we express no opinion with respect to the laws of any other jurisdiction. Regardless of anything herein to the contrary, this opinion letter is applicable to only the Florida Guarantors which are established, do business, and own real or personal property, in the State of Florida. We do not express any opinion as to any parties to the Transaction Documents other than the Florida Guarantors.

CHS/Community Health Systems, Inc.

September 17, 2014

This opinion is rendered pursuant to your request in connection with the filing of the Registration Statement and speaks only as of the date hereof. We assume no responsibility or obligation to update this opinion or to take into account changes in law, facts or any other developments of which we may later become aware.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act and to the use of our name therein and in the related Prospectus under the caption “Legal Matters.” In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Except as expressly stated herein, this opinion is not to be furnished, quoted or referred to any other party or governmental agency without this law firm’s prior written consent; provided, however, that this opinion letter may be furnished to (a) regulatory authorities having jurisdiction over you, provided that you are legally compelled to do so, and (b) to other parties as required by law or a court of competent jurisdiction.

Sincerely,

/s/ BUCHANAN INGERSOLL & ROONEY PC | FOWLER WHITE BOGGS

Schedule I

Florida Guarantors

Bartow HMA, LLC	FL
Brevard HMA Holdings, LLC	FL
Brevard HMA Hospitals, LLC	FL
Citrus HMA, LLC	FL
HMA Santa Rosa Medical Center, LLC	FL
Hospital Management Associates, LLC	FL
Hospital Management Services of Florida, LP	FL
Key West HMA, LLC	FL
Lehigh HMA, LLC	FL
Melbourne HMA, LLC	FL
Naples HMA, LLC	FL
Port Charlotte HMA, LLC	FL
Punta Gorda HMA, LLC	FL
Rockledge HMA, LLC	FL
Sebastian Hospital, LLC	FL
Sebring Hospital Management Associates, LLC	FL
Venice HMA, LLC	FL